EXHIBIT 99.1

[Interep Logo]

INTEREP REPORTS SECOND QUARTER RESULTS

FOR IMMEDIATE RELEASE

NEW YORK — July 31, 2003 — Interep (NASDAQ: IREP), today announced that commission revenue decreased 3.7% to $22.8 million for the second quarter ended June 30, 2003, from $23.7 million for the same period last year. The decline in radio advertising in the second quarter of 2003 was due to weakness in April and May attributable in large part to the war in Iraq. Commission revenue for the six months ended June 30, 2003 and 2002 was $41.2 million. Interep is the largest independent sales and marketing company specializing in radio, the Internet and new media.

Loss per share applicable to common shareholders for the second quarter 2003 was $0.44, as compared to income per share of $0.02 in the comparable period last year. Loss per share for the six months ended June 30, 2003 increased to $1.32 from $0.37 in the comparable period last year. Net loss applicable to common shareholders for the second quarter 2003 was $4.5 million as compared to net income applicable to common shareholders of $0.3 million for the same period last year. Net loss applicable to common shareholders for the first six months of 2003 increased to $13.5 million from $3.5 million for the first six months of 2002.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep will no longer refer to “Operating Income before Depreciation and Amortization” as “EBITDA”.

Operating income before depreciation and amortization decreased to $4.1 million for the second quarter ended June 30, 2003 from $9.1 million in the same period last year. Included in the second quarter of 2002 was $3.6 million for non-recurring contract termination revenue and non-cash option repricing as compared to $0.6 million in the 2003 comparable period. Operating income before depreciation and amortization, and excluding contract termination revenue and option repricing adjustment is not a measure of performance calculated in accordance with generally accepted accounting principles, but we believe it is useful to analysts and investors in evaluating the performance of Interep, in addition to the GAAP data presented.

Selling, general and administrative expenses increased to $19.3 million for the second quarter ended June 30, 2003, from $18.2 million for the same period last year. Included in selling, general and administrative expenses are approximately $0.6 million in severance expense and legal fees.

For the first six months of 2003, Operating income before depreciation and amortization decreased to $3.7 million from $12.9 million for the same period last year. Included in the six months ended June 30, 2002 was $6.9 million for non-recurring contract termination revenue and non-cash option repricing as compared to $0.6 million in the 2003 comparable period.

“Although national radio, along with overall ad spending, experienced a slowdown during the conflict in Iraq, business began to pick up in mid-May. This strength has continued throughout the summer months,” stated Ralph Guild, Chairman and CEO. “We believe that this momentum will continue to build throughout the remainder of the year.”

About Interep:

Interep (NASDAQ: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Cybereps, Perfect Circle Media and Winstar Interactive. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:	Ralph Guild	(212) 916-0508

	Bill McEntee	(561) 227-0601

	Mike Frank	(201) 659-0101	mike@mikefrankassociates.com

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenue:
Commission revenue	22,832	23,704	41,174	41,232
Contract termination	570	3,979	575	6,366

Total revenue	23,402	27,683	41,749	47,598

Selling expenses	15,901	15,112	31,266	28,896

General and administrative expenses	3,391	3,098	6,820	6,294

Option repricing cost (income)	—	391	—	(529)

Operating income before depreciation and amortization, and excluding contract termination revenue and option repricing	3,540	5,494	3,088	6,042

Operating income before depreciation and amortization	4,110	9,082	3,663	12,937

Depreciation and amortization	(5,590)	(5,980)	(11,178)	(11,900)

Operating income (loss)	(1,480)	3,102	(7,515)	1,037

Interest expense, net	(2,792)	(2,507)	(5,548)	(5,019)

Other income / tax provision	(131)	(284)	(177)	502

Net (loss) income	(4,403)	311	(13,240)	(3,480)

Preferred stock dividend	130	—	240	—

Net (loss) income applicable to common shareholders	(4,533)	311	(13,480)	(3,480)

EPS—Fully Diluted	(0.44)	0.02	(1.32)	(0.37)

Reconciliation of Operating Income before Amortization and Depreciation
(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net (loss) income applicable to common shareholders	(4,533)	311	(13,480)	(3,480)
Deduct:
Tax benefit / other	—	—	—	(502)
Add back:
Depreciation and amortization	5,590	5,980	11,178	11,900
Preferred stock dividend	130	—	240	—
Tax provision / other	131	284	177	—
Interest expense, net	2,792	2,507	5,548	5,019

Operating income before depreciation and amortization	4,110	9,082	3,663	12,937